UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2013

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indenture

On March 27, 2013, Walter Energy, Inc. (the “Company”) and certain of its wholly-owned domestic subsidiaries (the “Guarantors”) and Union Bank, N.A., as trustee (the “Trustee”) entered into an Indenture dated as of March 27, 2013 (the “Indenture”), pursuant to which the Company issued $450.0 million aggregate principal amount of its 8.500% senior notes due 2021 (the “Notes”). The Notes will mature on April 15, 2021, and interest is payable on April 15 and October 15 of each year, commencing on October 15, 2013.

At any time prior to April 15, 2016, the Company may redeem up to 35% of the aggregate principal amount of the Notes, with the net cash proceeds from certain equity offerings at a price equal to 108.500% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption. The Company may redeem all or part of the Notes prior to April  15, 2017, at a redemption price (expressed as a percentage of principal amount) equal to 100% of the principal amount of the Notes redeemed plus a make-whole premium, together with accrued and unpaid interest, if any, to the date of redemption. The Company may redeem all or part of the Notes at redemption prices (expressed as percentages of principal amount) equal to 104.250% for the twelve-month period beginning on April 15, 2017, 102.125% for the twelve-month period beginning on April 15, 2018 and 100.000% beginning on April 15, 2019, in each case plus accrued and unpaid interest to the date of redemption.

If the Company experiences specific kinds of changes in control, holders of the Notes have the right to require the Company to repurchase their Notes at a repurchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture limits the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, (i) incur additional debt; (ii) pay dividends and make distributions or repurchase stock; (iii) make certain investments; (iv) create or incur liens; (v) sell assets; (vi) enter into restrictions affecting the ability of its Restricted Subsidiaries to make distributions, loans or advances to the Company; (vii) enter into certain transactions with affiliates; and (viii) merge or consolidate or transfer or sell all or substantially all of its assets.

The Indenture provides that events of default include: (i) failure to make the payment of any interest on the Notes when the same becomes due and payable, with such failure continuing for a period of 30 days; (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at maturity, upon redemption, or otherwise; (iii) failure to comply with certain covenants or agreements in the Notes, the Indenture or related documents (subject to applicable time periods provided for compliance or cure); (iv) a default by the Company or any Restricted Subsidiary under their respective debt obligations that (a) is caused by the failure to pay any such debt at maturity or (b) results in acceleration of the maturity of such debt and in each case the principal amount of such debt, together with any other debt under which there has been such a default or which has been so accelerated, aggregates $100.0 million or more; (v) failure by the Company or any of its Significant Subsidiaries (as defined in the Indenture) or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days; (vi) certain events involving bankruptcy or insolvency of the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary; and (vii) any guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that would constitute a Significant Subsidiary shall be held in any final and nonappealable judgment or decree to be unenforceable or invalid or shall cease for any reason (other than in accordance with the provisions of the Indenture) to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under any guarantee of the Notes and such default continues for 10 days after receipt of notice.

If an event of default with respect to the Notes (other than an event of default relating to certain bankruptcy or insolvency matters) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default relating to certain bankruptcy or insolvency matters occurs, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and the description of the material terms of the Indenture is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement dated as of March 27, 2013 (the “Registration Rights Agreement”) with the representative of the several initial purchasers of the Notes (collectively, the “Initial Purchasers”). Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file with the Securities and Exchange Commission an exchange offer registration statement with respect to a proposed offer by the Company and the Guarantors to exchange for the Notes a like aggregate principal amount of senior notes identical in all material respects to the Notes exchanged (except for terms relating to additional interest and transfer restrictions) (such notes issued in exchange, the “Exchange Notes”). The Company and the Guarantors agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective as soon as practicable and to complete a registered exchange offer not later than March 27, 2014 and, if required, to have a shelf registration statement declared effective with respect to the Notes. If the Company fails to satisfy certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest on the Notes equal to an additional 0.25% per annum during the 90-day period immediately following the occurrence of such default which will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will exceed 1.00% per annum.

The Registration Rights Agreement is filed as Exhibit 4.3 to this Current Report on Form 8-K and the description of the material terms of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Certain Relationships

Certain of the Initial Purchasers and their affiliates are lenders or agents under the Company’s Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On March 27, 2013, the Company issued a press release announcing the closing of the Notes offering. For information regarding this matter, the Company hereby incorporates by reference herein the information set forth in its press release, dated March 27, 2013, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 27, 2013, by and among Walter Energy, Inc., the subsidiary guarantors named therein and Union Bank, N.A., as trustee

4.2	Form of 8.500% senior note due 2021(included in Exhibit 4.1)

4.3

Registration Rights Agreement, dated as of March 27, 2013, by and among Walter Energy, Inc., the subsidiary guarantors named therein and Morgan Stanley & Co. LLC, as representative of the initial purchasers named therein

99.1	Press release dated March 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 27, 2013	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Senior Vice President
General Counsel and Secretary